LICENSE AGREEMENT

This License Agreement ("Agreement") made and entered into this 26th day of March 2012 at Panama City, by and between:

> **TELUPAY PLC**, an entity duly organized and existing under the laws of Jersey, Channel Islands, with address at First Island House, Peter Street, St. Helier Jersey, Channel Islands, represented herein by its Director, **Mr. Adrian C. Ansell**, and hereinafter referred to as the "LICENSOR";
>
> - and -
>
> **BACCARAT OVERSEAS LTD.**, an entity duly registered and existing under the laws of the British Virgin Islands, with office address at Pasea Estate, Road Town Tortola, British Virgin Islands, represented herein by its Directors, Mrs. Itzel C. de Blanco and Mrs. Dianeth M. de Ospino, and hereinafter referred to as the "LICENSEE";
>
> The Licensor and the Licensee shall be collectively referred to as the "PARTIES";

WITNESSETH: That

WHEREAS, the Licensor is the developer and owner of the Mobile Banking and Payment Software Solution technology which (the "Software").

WHEREAS, the Licensee is desirous of using, distributing, and providing the Software to its clients in the territories granted to the Licensee.

WHEREAS, the Licensor has agreed to grant the Licensee the right to use, distribute, and provide the Software in certain territories subject to the covenants stipulated herein.

WHEREAS, the Licensee is desirous of creating a derivative works by integrating the Software with a payment gateway specifically Optimal Payments Software Solutions, Tio Networks, Interac, Alligato Mobile, Trust Cash, Mogo Payday loan, and MoneyMart (the "Derivative Work").

WHEREAS, the Licensor has agreed to grant the Licensee the right to use, distribute, and provide the Derivative Work worldwide subject to the covenants stipulated herein.

NOW, THEREFORE, for and in consideration of the foregoing premises and the mutual covenants herein set forth, the parties hereby agree as follows:

A. TERRITORY

The rights granted to the Licensee herein shall be exclusive to the following territories (the "Territories"):

1. Canada;

The Licensee may use, distribute, and provide the Derivative Works worldwide on non-exclusive basis, the terms of which shall be agreed upon by the Parties but which, in no case, shall be less than the terms provided herein.

B. CONSIDERATION

Upon the execution of this Agreement, the Licensee shall pay to the Licensor a non-refundable amount of Thirty Thousand US Dollars (USD30,000.00) for the exclusive rights to use, distribute, and provide the Software to its clients in Canada and the non-exclusive rights to use, distribute, and provide the Derivative Work to its clients elsewhere in the world.

C. ROYALTY

For the distribution rights granted to the Licensee herein, the Licensee shall pay to the Licensor royalties based on a 70%/30% split of the net residual fee based on the type of transaction (the "Net Residual Fee").

The Net Residual Fee is calculated from gross fees per transaction received less; 1) development and support costs mutually agreed to by the Parties 2) fees paid to any third party providers: i.e., payment gateways, banks, remittance companies, FOREX and others used in the delivery of the service. The balance is the Net Residual Fee that will be split 70%/30% to the Licensee or Licensor with the higher percentage paid to the party who completed the sale of the solution.

Development and support costs for the Derivative Work; the Licensee shall identify all such development and support costs of the Derivative Work to the Licensor prior to such development and support and seek mutual approval of such costs by the Parties. The Licensee herein shall be reimbursed first for all such development and support costs of the Derivative Work from the receipt of fees generated from the use and operation of the Software and Derivative Work by the Licensee and/or its clients.

D. DURATION

This Agreement shall be for a period of five (5) years commencing on the signing of this License Agreement and expiring on 26 March 2017. It shall be subject to automatic renewal if the minimum royalties in this agreement have been achieved and paid for a further 5 years at the same rates or at agreed royalty rates if less upon mutual concession and agreement of the parties, provided that the party who intends to renew this Agreement shall serve a written notice to the other party at least sixty (60) days prior to the effective date of termination. However, this Agreement is not considered renewed unless and until the other party sends a letter of acceptance to the party who intends to renew the same.

E. INTELLECTUAL PROPERTY

The Licensor continues to be the owner of the Software and the intellectual property thereof. The Licensee shall not use any intellectual property involving the Software in a manner, which is contrary to the rights granted herein and prejudicial to the interests of the Licensor.

The foregoing notwithstanding, the Licensee shall have the right to:

1. use the Licensor's brand name, "TeluPay", in the territories; and

2. create Derivative Works for mobile financial applications within the Territories, including the integration of the Software with Optimal Payments Software Solutions. All Derivative Works must have prior approval from the Licensor prior to the development of said Derivative Works.

F. OBLIGATIONS OF THE LICENSOR

1. The Licensor shall install the licensed software on servers in the exclusive Territory and worldwide at the request of the Licensee and also train the nominated employees or representatives of the Licensee to ensure testing and the efficient use of the Software. Installation costs will be at Telupay's actual employee cost rate paid in Philippines. TeluPay (Licensor) travel expenses will be borne by the Licensee for installation, training and maintenance when required. Travel expenses will be approved and agreed by Licensee and Licensor prior to travel.

2. The Licensor shall provide first level technical support and trouble-shooting assistance with phone support to the Licensee within 24 hours from receipt by Licensor of a notification from Licensee that a problem exists in the application of the Software; and maintenance and all updates of the solution through the time period of the license

3. Licensor undertakes to provide marketing assistance, whether in print or in the Licensor's website, to the Licensee.

4. Licensor and Licensee shall sign an Escrow Agreement. Licensor shall deliver to a recognized Escrow Agent in North America (e.g Iron Mountain Corp) or another Escrow Agent agreed with the Licensor for deposit to the benefit of the Licensee a Validated Full Source code for the Software Solutions being agreed to under this License by April 30 2012.

G. NON-COMPETITION CLAUSE

The Licensee, throughout the duration of this Agreement, shall not engage the services of other competing mobile banking software providers in the exclusive territory. It shall also not engage in the business of developing software/s which are in competition with and/or similar to the Software of the Licensor during the duration of this Agreement and within two (2) years from the expiration thereof without the written consent of the Licensor.

It is also prohibited from engaging the services of the employees, representatives and agents of the Licensor while this Agreement is in force, except when such services is needed for the purpose of complying with the obligations of the Licensor as stated in Clause F hereof.

1.1 This non-compete clause is omitted should TeluPay PLC or TeluPay Philippines is declared insolvent or bankrupt;

H. CONFIDENTIALITY CLAUSE

1. Confidential Information means the Parties' information that concerns the business, operations, finances, products, plans or customers of the Parties which is disclosed to or acquired by the other in connection with the Agreements between the Parties and which:

   (a) is by its nature confidential;
   (b) is designated by the Parties as confidential; or
   (c) the Parties knows or ought to know is confidential,

   but does not include information which:

   (a) is or becomes public knowledge other than by a breach of the Agreements between the Parties; and
   (b) is in the possession of the Parties without restriction in relation to disclosure on or before the date on which it is disclosed to or acquired by the other Party.

   Any confidential information provided by a Party shall remain its property. This Agreement does not give a Party any right, title or interest in the Confidential Information of the other Party.

2. Use of Confidential Information:

   (a) The Parties must not, and must not permit or enable any other person to, without the prior written approval of the other:
      i. use the Confidential Information other than as necessary for the performance of the Services; or
      ii. subject to clause (b), disclose Confidential Information.

   (b) Subject to clause (d), the Parties' obligation not to disclose Confidential Information without the other's prior written approval does not apply to disclosures to the extent they are:
      i. required by Law; or
      ii. made to its legal advisers.

   (c) Even if the Party is entitled to disclose Confidential Information without the prior written approval of the other, it must:
      i. otherwise keep the Confidential Information confidential; and
      ii. ensure as far as possible that any person to whom the Confidential Information is disclosed keeps the Confidential Information confidential in accordance with this Agreement.

   (d) Before making any disclosure pursuant to clause (b) (i) above, the Party must:
      i. give the other details of the reasons for the disclosure and a copy of the information the Party proposes to disclose; and
      ii. provide the other with all assistance and co-operation which the it considers necessary to prevent or limit the disclosure including making such amendments (if any) as requested by it to the terms of the disclosure.

   (e) A Party must inform in writing the other immediately if it becomes aware or suspects that there has been any unauthorized disclosure or use of confidential information as defined under this Agreement

and shall take all reasonable steps to limit, stop or remedy such unauthorized disclosure or use.

(f) The Parties must take reasonable steps to protect the Confidential Information and keep it secure from unauthorized persons.

(g) The Parties must, upon termination of this Agreement or within seven days after a written direction by the other to do so, return or destroy, at the election of the latter, all Confidential Information in the its possession, custody or control.

(h) The obligation of the Parties to keep Confidential Information shall remain even after the termination of this Agreement.

I. ASSIGNMENT OF RIGHTS

The Licensee cannot assign its rights and/or obligations arising from this Agreement without the prior written consent of the Licensor. The Licensee is allowed to assign rights to individual Companies to be incorporated namely in USA TeluPay Inc, in Canada TeluPay Solutions Inc and TeluPay UK Limited in the exclusive Territories. TeluPay PLC agrees to place contact pages on TeluPay PLC website and show links to territories where new Companies are set up by Bacarrat.

J. BREACH

In case of breach of any of the provisions of this Agreement, the injured party shall be entitled to terminate this Agreement by serving a written notice thereof to the other party within ninety (90) days from knowledge of such breach. The injured party shall also be entitled to liquidated damages, in addition to any other damages which it may be entitled under the law and twenty percent (20%) attorney's fees in the event it is constrained to engage the services of counsel to prosecute its claim.

K. VENUE

It is agreed upon by the parties hereto that any judicial action arising out of this Agreement shall be filed exclusively before the appropriate courts of Jersey.

L. REPRESENTATIONS AND WARRANTIES OF BOTH PARTIES

The parties mutually represent and warrant that:

1. The parties are duly organized and existing under and by virtue of the laws of the countries where they were incorporated and have the legal capacity to enter into this Agreement;

2. It has the full legal right, power and authority to carry on its present business, incur the obligations provided for in this Agreement, to execute and deliver this Agreement, and to perform and observe the terms and conditions thereof;

3. It has taken all appropriate action and necessary corporate and legal actions to authorize the execution, delivery and performance of this Agreement;

4. The making, execution and delivery of this Agreement, as well as the performance and observance of the terms thereof, will not contravene or violate any provision of its articles of incorporation or by-laws, or any

applicable law, regulation, order or ruling, and of any contract, agreement or instrument binding on its properties; and

5. The officer executing this agreement for and in its behalf has been properly authorized to do so.

M. MISCELLANEOUS PROVISIONS

1. All covenants and agreements herein contained shall inure to the benefit of both parties and shall bind their respective personal representatives, assigns, heirs, and successors-in-interest.

2. Should any provision of this Agreement be found to be invalid, the other remaining valid provisions shall not be affected thereby.
3. All notices and comments related to or pertaining to any of the provisions of this Agreement shall be made in writing delivered either by person or by registered mail and sent to the addresses of the contracting parties herein specified above, unless a change of address has been given in writing.

4. Section headings are for convenient reference only and shall not affect the meaning or have any bearing in the interpretation of any provision of this Agreement.

5. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

6. All notices and comments related to or pertaining to any of the provisions of this Agreement shall be made in writing delivered either by person or by registered mail and sent to the addresses of the contracting parties herein specified above, unless a change of address has been given in writing.

7. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and shall supersede any prior expressions of intent or understanding with respect thereto.

IN WITNESS WHEREOF, the parties have hereunto affixed their signature at the place and on the date above written.

TELUPAY PLC

By:

ADRIAN C. ANSELL

Director

BACCARAT OVERSEAS LTD.

By:

ITZEL C. DE BLANCO/DIANETH M. DE OSPINO

Directors

Signed in the presence of:

ALBALYRA MORALES

ACKNOWLEDGMENT

REPUBLIC OF THE PHILIPPINES)
CITY OF MAKATI) S.S.

BEFORE ME, a Notary Public, for and in the above jurisdiction, personally appeared the following:

Name	Valid ID No.	Date/Place Issued
Adrian C. Ansell	BA539504	MARCH 25, 2009, MANILA

known to me and to me known to be the same persons who executed the foregoing instrument and acknowledged to me that the same is their free and voluntary act and deed and the entities which they represent.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 30 MAR 2012 day of CITY OF MAKATI, 2012.

Doc. No. 210;
Page No. 43;
Book No. VII;
Series of 2012.

ATTY. VIRGILIO R. BATALLA
NOTARY PUBLIC FOR MAKATI CITY
APPOINTMENT NO. M-618
UNTIL DECEMBER 31, 2012
ROLL OF ATTORNEY 48348
MCLE COMPLIANCE NO. II-0016179
IBP NO. 706762 - LIFETIME MEMBER
PTR NO. 0009231 JAN. 2, 2012